CODE OF ETHICS AND STANDARDS OF PROFESSIONAL CONDUCT Tenth Edition 2012 GCIC Ltd. Dynamic Funds DundeeWealth Investment Counsel GCIC US Ltd.

CODE OF ETHICS AND STANDARDS OF PROFESSIONAL CONDUCT

Tenth Edition

CODE OF ETHICS AND STANDARDS OF PROFESSIONAL CONDUCT

INTRODUCTION

CODE OF ETHICS AND STANDARDS
OF PROFESSIONAL CONDUCT

As an employee, officer or director of GCIC Ltd., (GCICL), you are subject to our Code of Ethics and Standards of Professional Conduct (the “Code”). By adopting and enforcing a Code of Ethics, we strengthen the trust and confidence that our clients place in us by demonstrating that at GCICL, our clients’ interests come first. Throughout this Code, reference to clients includes clients of GCICL, its divisions and subsidiary.

Since compliance with this Code is a condition of employment, you must read, sign and forward to the GCICL Compliance Department the inserted letter of undertaking to comply with the Code. In addition, each year you are required to read the Code and confirm that you will continue to comply with the Company’s trading policies and procedures. Please contact the GCICL Compliance Department if you have any questions.

It is the Employee’s responsibility to avoid conduct that could create a conflict, or the appearance of a conflict, with our clients, or do anything that could damage or erode the trust our clients place in GCICL and its employees. In accepting employment at GCICL, every employee accepts the obligation to comply with the Code.

While the Code attempts to deal with most situations in which a conflict might arise, it is clearly not possible to describe every situation that may create a conflict. If you have any doubt as to the propriety of any activity, do not assume it is permitted. Take the prudent approach and consult with the GCICL Compliance Department.

The Board of Directors of GCICL and the Board of Governors of the Dynamic Funds have reviewed and approved this document.

Appendix IV to this Code provides a list of contacts in the GCICL Compliance Department.

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1.

PURPOSE OF THE CODE

1.1	Application of the Code

This Code applies to all full and part-time, permanent, contract and temporary employees, officers and directors of GCICL and its various divisions, including Dynamic Funds and DundeeWealth Investment Counsel. This Code also applies to all employees, officers and directors of GCIC US Ltd. This Code may also apply to employees of related entities as deemed necessary by the GCICL Compliance Department. For ease of reference, the divisions and subsidiary of GCICL will hereafter be collectively referred to as the “Company” and all of the individuals to which this Code applies will be collectively referred to as “Employees”. This Code also applies to all Associates (as defined in Section 6.2.2) of Access Employees (as defined in Section 6.2.1).

1.2	Fair Treatment of the Funds

The purpose of this Code is to protect the interests of our clients by treating Dynamic’s funds and all other managed accounts (collectively, the “Funds”) fairly, through the highest standards of integrity and ethical business conduct.

This Code contains specific rules that apply to Access Employees and their Associates when they buy or sell securities for their personal account. The rules protect our clients’ interests and mitigate the risk of creating an actual, potential or perceived conflict of interest. In particular, the Company does not allow Employees to use information about client transactions for their personal benefit. Nor shall Employees, for their personal benefit, refrain from taking action on a client’s behalf.

1.3	Additional Codes of Ethics

In addition to complying with this Code, all Employees must be aware of and comply with the CFA Institute’s Code of Ethics and Standards of Professional Conduct as attached in Appendix II.

CODE OF ETHICS AND STANDARDS OF PROFESSIONAL CONDUCT

2.

STANDARDS OF CONDUCT

2.1	Standard of Care

The Company has a statutory duty to the Funds at all times to act honestly, in good faith and in the best interest of clients and to exercise the degree of care, diligence and skill that a reasonable, prudent person would exercise in similar circumstances.

2.2	Responsibilities to the Funds

(a)
Employees must put the interests of the Funds first, ahead of personal interests. Above all, Employees must not take unfair advantage of their position, knowledge or relationship with the Funds, or engage in any conduct that is not in the best interest of the Funds.

(b)
In addition, if an Employee is classified as an “Access Employee”, there are special rules in Sections 6 and 7 that apply to his or her personal trading activities. Securities transactions for the Funds always have priority over personal trading transactions.

2.3	Obligation to Comply with the Law

All Employees of the Company are required to comply with all laws applicable to the Company’s business operations, including securities laws and other legal obligations concerning the provision of investment advisory services, insider trading and reporting of insider transactions.

Employees have a duty to know, understand and comply with any of those laws that apply to their employment duties and responsibilities. Employees should be aware that their legal obligations may be more extensive than their obligations to the Company and the Funds under this Code. A current list of those jurisdictions with authority over the Company’s activities can be obtained from the GCICL Compliance Department.

If an Employee is uncertain about these requirements, he or she may contact the GCICL Compliance Department for guidance.

2.4	Breach of Code

Strict adherence to this Code is essential to the Company’s integrity and reputation. Failure to comply with this Code is cause for sanctions that range in severity from a formal caution to a warning, revision of responsibilities, fine, suspension or immediate dismissal from employment, depending on the particular circumstances. Failure to comply with certain sections of this Code may also be a violation of securities law and may be punishable accordingly.

The Code of Ethics Personal Trading Policy Violation Sanctions Guidelines is included under Appendix III.

All Employees of the Company have a duty to report any contravention of this Code that comes to their notice, and to cooperate in the investigation of possible breaches of this Code. If an Employee is uncertain about whether a particular activity contravenes the Code, he or she may contact the GCICL Compliance Department for guidance.

Employees can rely on the Company’s Whistleblower Policy to submit a confidential report of contraventions of this Code.

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3.

CONFIDENTIAL INFORMATION

3.1	Protecting Client Privacy

In the course of conducting its business, the Company obtains and uses certain personal information relating to clients. To protect the privacy of its clients, the Company will conduct its business in accordance with the following principles.

3.2	Confidentiality

The confidentiality of relations and dealings between the Company and its clients is paramount in maintaining the Company’s reputation. The protection of such confidential or personal information is the responsibility of every Employee.

The Company’s policy with respect to all clients is to maintain complete confidentiality. Personal information that is collected and retained is confidential, and proper safeguards will be employed to protect that confidentiality. The obligation to safeguard confidential and personal information continues even if the Employee leaves the Company.

3.3	Accuracy of Information

Every reasonable effort will be made to ensure that personal information collected, used, retained or disclosed is accurate, relevant, current and complete. Clients will be encouraged to correct, clarify or update personal information in a timely fashion.

3.4	Release of Confidential Information

Release of any information concerning a client account without the client’s express written consent is strictly prohibited. Without the client’s express written consent, Employees must not permit access to, or disclose a client’s personal information, except as may be required by a legal process or statutory authority.

The term “personal information” refers to information that specifically identifies an individual and is provided to or collected by the Company. It includes information that the Company collects from other sources with the client’s permission. For example: their name and address, age and gender, personal financial records, identification numbers including social insurance number, personal references and employment records.

Employees are not permitted to disclose confidential or personal information concerning the Company, its Employees or its clients to persons outside the organization, except in the ordinary course of business, and are not permitted to use this information for personal gain or in a manner that may conflict with the interests of a client. For this purpose, “confidential information” includes, but is not limited to, information concerning the trading program of a portfolio, the securities contained in the portfolio and information provided to the Company by a client, relative to the investment strategy of that client.

For mutual fund clients, please use the guidelines contained in Appendix I. With respect to segregated accounts for institutional clients and high-net-worth clients, Employees should refer to written instructions from each client or forward all inquiries directly to the client.

CODE OF ETHICS AND STANDARDS OF PROFESSIONAL CONDUCT

4.

CONFLICTS OF INTEREST

4.1	Personal Conflicts of Interest

Employees must avoid any situation in which their personal interests conflict or appear to conflict with their duties at the Company. If an Employee is certain a conflict of interest exists or could arise, he or she should immediately provide all details of the conflict of interest to the GCICL Compliance Department.

The GCICL Compliance Department is responsible for resolving conflicts of interest and may, when necessary, engage the Independent Review Committee of the Dynamic Funds to oversee decisions in situations where GCICL is faced with any actual or perceived conflicts of interest. Conflicts of interest may arise in a number of ways. The following examples describe situations that may present a conflict of interest:

(a)	a personal interest in a proposed business transaction or in a business activity involving the Company or its affiliates;

(b)	a proposed directorship in an outside company;

(c)	becoming an insider of any public company by acquiring more than 10% of the voting rights of that company;

(d)	use of the Company’s name in connection with outside political, charitable or other business activities;

(e)	a material interest in the business of a supplier, contractor, customer, competitor or other companies in which the Company has an investment; and

(f)	any business or personal activity that would interfere with the Employee’s duties at the Company.

The above examples are not exhaustive of all situations in which a conflict of interest may exist. If an Employee is uncertain whether a conflict of interest exists or could arise, he or she should discuss the situation with the GCICL Compliance Department. The determination of a conflict of interest will be based on the facts of the particular case.

4.2	Insider Trading Rules

All Employees are subject to the rules relating to insider trading and tipping. Accordingly, insiders are prohibited from trading securities of any company with the knowledge of a material fact or material change relating to that company which has not been generally disclosed. Employees are also prohibited from informing, other than in the necessary course of business, another person or company of a material fact or material change with respect to that company before such material fact or material change has been generally disclosed. The “necessary course of business” exception is a limited one and exists so as not to unduly interfere with the Company’s ordinary business activities. For example, the “necessary course of business” exception would generally cover communications with Employees, officers, board members, legal counsel, auditors and other professional advisors to the Company. If an Employee has any questions regarding the insider trading and tipping rules, he or she should contact the GCICL Compliance Department.

4.3	Outside Directorships

The Company’s policy with respect to outside directorships applies to all Access Employees and their Associates who are acting or wish to act as a board director of a company. Access Employees shall not act as a board director or in a similar capacity of a company, without the prior written consent of the Monitoring Committee of GCICL. In addition, an Associate that acts as a board director or in a similar capacity of a company must inform the Monitoring Committee.

If the Monitoring Committee of GCICL permits an Access Employee to act as a board director or in a similar capacity of a company, that Access Employee must act in a responsible manner and in accordance with securities legislation.

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Upon joining the Company, Access Employees must supply the GCICL Compliance Department with a list of all companies for which they or their Associates act as a board director or in a similar capacity of a company.

No approval is required to serve as a trustee or board member of a not-for-profit organization such as a religious organization, foundation, educational institution or private club, etc., provided the organization has not issued and does not have future plans to make an offering of securities to the public. The Company recognizes that Access Employees often engage in community service and a variety of charitable activities, and it commends such service. However, it is the responsibility of every Employee to confirm that his or her outside activities, even charitable or pro bono activities, do not constitute a conflict of interest.

4.4	Policy with Respect to Gifts

Gifts and services received from brokers, issuers or other service providers and vendors must be kept within reasonable value limits and never influence any type of decision making with respect to general management, portfolio management or trading. Gifts that could reasonably be expected to affect an Employee’s independence, objectivity and loyalty to the Company’s managed accounts must not be accepted. In keeping with the intent of this Code, it is extremely important that even the appearance of a possible conflict of interest be avoided.

5.

SHORT-TERM TRADING IN THE FUNDS

Employees are encouraged to invest in the Funds and as a benefit, Employees are permitted to invest in the Funds the Company manages through DWM Securities Inc. or Dundee Private Investors Inc.

In order to avoid increased expenses to the Funds, investments by Employees must remain in the Funds (other than money market and dollar-cost averaging funds) for a minimum of 90 days. The following funds have a minimum of 30 days: Dynamic Advantage Bond Class, Dynamic Advantage Bond Fund, Dynamic Aurion Total Return Bond Class, Dynamic Aurion Total Return Bond Fund, Dynamic Canadian Bond Fund, Dynamic Real Return Bond Fund, Dynamic Corporate Bond Strategies Fund, Dynamic High Yield Bond Fund, Dynamic Short Term Bond Fund, Dynamic Strategic Global Bond Fund, Marquis

Institutional Bond Portfolio. It is important that Employees set the right example by not engaging in short-term trading. As is the case with all investors in the Funds, investments which are redeemed within 90 days of purchase will be charged a 2% short-term trading penalty, the proceeds of which will be paid to the Fund as compensation for increased expenses.

However, in the event that this policy will cause undue hardship because of unforeseen circumstances at the time of the original investment, Employees may apply to the Compliance Officer, Operations (AskCompliance@Dynamic.ca) to seek relief from the 90-day rule and the 2% short-term trading penalty. (Note: in the case of hedge funds, the short-term trading rule is 180 days and a 5% penalty.)

CODE OF ETHICS AND STANDARDS OF PROFESSIONAL CONDUCT

6.

PERSONAL TRADING POLICY
FOR ACCESS EMPLOYEES

6.1	Trading Policy

The Company invests and trades in publicly and privately traded securities for its clients and it is the Company’s fiduciary duty to act in the best interest of its clients at all times. From time to time, Access Employees may own and trade in securities for their own or their Associates’ accounts. The rules specified in this Personal Trading Policy protect the interests of the Company’s clients and mitigate the risk of a conflict, or the perception of a conflict existing between the interests of the Company’s clients and the personal interests of Access Employees and their Associates.

6.2	Who is an “Access” Employee?

This Personal Trading Policy applies to all Employees who are classified as Access Employees (including full and part-time, permanent, contract and temporary Employees) and their Associates. This Personal Trading Policy may also apply to other related parties as deemed necessary by the GCICL Compliance Department.

1.	In order to facilitate the implementation of this Personal Trading Policy, the Company has created two categories of Employees:

(a)
Non-Access Employees are those Employees who do not have ready access to confidential client portfolio holdings, portfolio trading activity, investment research or the ongoing investment programs of the Funds; and

(b)
Access Employees are Employees who have access to, or are able to obtain access to, confidential client portfolio holdings, portfolio trading activity, investment research or the ongoing investment programs of the Funds.  This category includes all:

		i)	Investment Counsel staff,

		ii)	Fund Accounting staff,

		iii)	Compliance staff,

		iv)	Legal staff,

		v)	Internal Audit staff,

		vi)	Business Transformation & Technology staff, who service departments that have access to, or are able to obtain access to, client portfolio holdings and trading activity at GCICL,

		vii)	Employees who attend weekly Portfolio Manager meetings,

		viii)	Employees who have access to, or are able to obtain access to, investment research and/or client security holdings and transactions, and

		ix)	Employees who request information pertaining to investments made on behalf of clients.

2.	When used in this Code, an Associate of an Access Employee means:

	(a)	brokerage accounts in which the Access Employee is not the registered owner but is deemed to have a Beneficial Ownership Interest (see Section 6.3.2), and

	(b)	brokerage accounts over which the Access Employee is able to directly or indirectly exercise control or direction of the investment and voting decisions for securities in those accounts.

Note: Access Employees and their Associates must disclose all brokerage accounts in which they have the ability to execute trades in regardless whether there is any trading activity in the account. In addition, Access Employees must disclose household member changes to  the GCICL Compliance Department.

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3.	All “Access Employees” are subject to special rules and restrictions with respect to trading in securities within brokerage accounts covered by this Personal Trading Policy.

	(a)	For example, Access Employees must not use any non-public information about the Funds for their direct or indirect personal benefit or in a manner that would not be in the best interest of the Funds.

	(b)	These restrictions also include what is commonly called “front-running”, which is not only a breach of the Code, but is generally punishable under Canada’s securities legislation.

6.3	Application of the Code to Personal Security Transactions

1.	The trading restrictions described in the Personal Trading Policy include but are not limited to the following types of accounts:

	(a)	brokerage accounts registered in the Access Employee’s name (solely or jointly) including RRSPs, RESPs and TFSAs;

(b)
brokerage accounts for which the Access Employee and their Associate (solely or jointly) are able to, directly or indirectly, exercise investment or voting control (for example: trust accounts, powers of attorney, living wills); and

	(c)	brokerage accounts in which the Access Employee and their Associate (solely or jointly) have a direct or indirect “Beneficial Ownership Interest”.

2.
“Beneficial Ownership Interest” means being in a position to receive benefits comparable to ownership benefits (through a family relationship, understanding, agreement  or by other arrangements), or having  the ability to gain ownership, immediately  or at some future time.

For example, an Access Employee is considered to have a Beneficial Ownership Interest in a brokerage account when it is:

	(a)	registered in the Access Employee’s name;

	(b)	held by the Access Employee or their Associate (for example: spouse or other family members e.g. parents, siblings, children) living in the same household;

	(c)	held by a corporation, partnership or other entity in which the Access Employee or their Associate participates in the investment or voting decisions;

	(d)	held in trust for the Access Employee or their Associate or those listed above, unless:

		i)	the trustee is someone other than the Access Employee’s spouse or other family member living in the same household; and

		ii)	the Access Employee is not able to, directly or indirectly, exercise investment or voting control over the account;

	(e)	held by an Investment Club, of which the Access Employee or those listed above, participates in the investment or voting decisions.

The above examples are not exhaustive of all situations in which a Beneficial Ownership Interest can exist. If an Access Employee is uncertain about whether a Beneficial Ownership Interest exists, he or she should discuss the details of the brokerage account with the GCICL Compliance Department. The determination of Beneficial Ownership will be based on the facts of the particular case.

Non-disclosure of a brokerage account is  a breach of the Code with the consequences  as described in Appendix III – Violation Sanctions Guidelines. Refer to the Personal Trading Disclosure Procedures in Sections  7.2(a) and 7.2(c)(i).

CODE OF ETHICS AND STANDARDS OF PROFESSIONAL CONDUCT

6.4	Requirement to Obtain Prior Approval for Personal Trades

All Access Employees must obtain pre-clearance or Monitoring Committee approval before executing a personal trade for themselves or their Associates. Only the securities listed in Section 6.6 are exempt from this pre-clearance process. All other trades must be pre-cleared and will only be approved if the trade does not conflict with the best interest of the Funds and has not been offered to the Access Employee because of his  or her position in the Company.

6.5	Securities Subject to this Trading Policy

For the purpose of this Personal Trading Policy, “Securities” refers to publicly-traded securities which are:

1.	common and preferred stock, income and royalty trusts, flow-through shares as well as other types of equity securities of any issuer that has a publicly traded class of securities outstanding;

2.
options/puts/calls, rights, warrants, convertible and exchangeable securities, American Depositary Receipts (ADRs) and other like instruments that represent an investment in equity securities of any issuer that has a publicly traded class of securities outstanding; and

3.	debt of any issuer that has a publicly traded class of securities outstanding, for example: corporate bonds.

6.6	Exempt Securities

The following securities are exempt from the pre-clearance process in this Personal Trading Policy. They are designated as exempt securities because trading in these securities by Access Employees and their Associates will generally not affect the price of the securities or limit their availability to the Funds, or because trading  in those securities by the Funds will not provide  a personal benefit to the Access Employee  and/or their Associates.

1.	securities issued or guaranteed by the Government of Canada, or the government of any province, territory or municipality in Canada;

2.	securities issued or guaranteed by any level of foreign government;

3.	guaranteed investment certificates, certificates of deposit and other deposits with financial institutions (although they may not technically be “securities”);

4.	short-term debt securities maturing in less than 91 days from their date of issue (for example: commercial paper, treasury bills);

5.	securities obtained pursuant to an employee stock option or ownership plan1.
(Note: subsequent sales of these securities are subject to the pre-clearance process except in the case of stock options that are exercised and sold directly through the issuing company);

6.	securities of open-end mutual funds, segregated funds and pooled trust funds;

7.	index participation units, exchange traded funds or other similar exchange listed products;

8.	flow-through limited partnership funds – this includes offerings of Canada Dominion Resources (CDR) and CMP Resources
(Note: flow-through shares are not exempt);

9.	physical commodities or securities relating to those commodities (for example: agricultural futures, metals, oil, gas, etc.), foreign exchange, currency futures and financial futures;

10.
non-volitional transactions – these include: gifts or transactions, the timing over which the Access Employee has no control or corporate actions applicable to all security holders such as stock splits, tender offers, mergers, stock dividends, etc.;

11.	Purchases arising out of an automatic dividend reinvestment program of an issuer of a publicly traded security (Note: subsequent sales of these securities require pre-clearance);

1 subject to insider trading rules (SEDI reporting)

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12.	transactions in approved discretionary accounts in which the Access Employee has no direct or indirect influence or control over the investment decision-making process; and

13.	any security specifically exempted by the Monitoring Committee.

6.7	Prohibited Activities

The activities listed below are prohibited.

1.	Violating Canada’s securities laws.

2.	Communicating any non-public information concerning the Funds or their investment trading to anyone outside the Company.

3.	Inducing a Fund to take, or fail to take, any action because of personal interests.

4.	Using knowledge of the Fund’s portfolio transactions to profit by the market effect of such transactions (for example, “front-running” or similar activities).

5.	Using your position in the Company to obtain special treatment or investment opportunities not generally available to the Funds or the public.

6.
Short-term security trading – the purchase and sale or sale and repurchase of the same security (Section 6.5 security types only) within 30 calendar days. The purpose of this rule is to eliminate real or perceived conflicts of interest presented by potential front-running transactions. The Monitoring Committee (refer to Section 7.4) however, has the authority to approve a personal transaction for exceptional or unusual circumstances.

Note that the short-term trading rule applies to all Section 6.5 security type trades including derivatives (e.g. futures, forwards, options, swaps and other securities), short selling and margin calls.

Note: This rule applies to trading by the Access Employee and all their Associates  at the “household” level. For example, if the Access Employee purchases a security that their Associate also holds, neither they nor  their Associate may sell the security during the 30-calendar-day short-term trading period.

7.	The use of derivatives to evade the restrictions imposed by this Code.

8.	Participating in private placements without the approval of the Monitoring Committee. (See the criteria for private placement investing set out in Section 7.1 (b).)

9.	Participating in an initial public offering (IPO) or secondary offering of equity or equity related securities, without the approval of the Monitoring Committee.

10.
Trading by a Portfolio Manager or Portfolio Analyst for his or her personal account in  a Section 6.5 security of an issuer held in his or her managed accounts without the approval of the Monitoring Committee. 11. A trade by an Access Employee with intention to trade with the Funds.

12.	A trade by an Access Employee or their Associate in a Section 6.5 security-type for which there is an unfilled order outstanding by any of the Funds.

Other activities that are not specifically listed may still be inappropriate if they would place the Access Employee in a position of conflict with the best interest of the Funds. If an Access Employee is uncertain about whether a particular activity may be prohibited, he or she should contact the GCICL Compliance Department.

6.8	Requirement for Independent Trading Decision

If a Portfolio Manager or Portfolio Analyst has a personal ownership in a security, (registered ownership, Beneficial Ownership Interest or can exercise investment or voting control), and wishes to buy or sell a security of the same issuer for his or her managed fund, prior to executing the trade, that decision must be approved by the Monitoring Committee, uninfluenced by any factor other than whether the proposed trade  is in the best interest of the Funds.

CODE OF ETHICS AND STANDARDS OF PROFESSIONAL CONDUCT

7.

OBTAINING PRIOR APPROVAL
FOR PERSONAL TRADES

7.1	Controls and Special Trading Rules

The following controls and trading rules exist  to protect the interests of the Company’s clients. Approval will only be granted for personal trades when they do not conflict with the best interest of the Funds and for which any anticipated fund trading does not provide a benefit to the Access Employee or their Associates.

On July 14, 2008, GCICL introduced a new pre-clearance system called PTA (Personal Trading Assistant from SunGard). When an Access Employee enters a pre-clearance request, the PTA system automatically checks the Company’s trading system for client orders and firm holdings and provides an approval/denial within seconds.

(a)	No Conflict by Access Employee and/or their Associate(s). By entering a pre-clearance request in the PTA system, the Access Employee and/or their Associate are declaring that he or she:

	(i)	does not possess material non-public information relating to the security;

	(ii)	is not aware of any proposed trade or investment program relating to that security by any of the Funds;

	(iii)	believes the proposed trade has not been offered because of the Access Employee’s position in the Company and is available to any market participant on the same terms;

	(iv)	believes the proposed trade does not contravene any of the prohibited activities listed in Section 6.7; and

	(v)	will provide any other information requested by the GCICL Compliance Department concerning the proposed personal trade.

(b)	Special Rules for Private Placements.

Investments in private placements must be approved by the Monitoring Committee, through the PTA system, and may be permitted in these circumstances.

	(i)	The Access Employee can clearly demonstrate that the issuer is a “private company” under securities legislation.

	(ii)	The Access Employee can clearly demonstrate that there is no reason to believe that the issuer will make a public offering of its securities in the foreseeable future.

(iii)
The Access Employee can clearly demonstrate that he or she has a close personal or business relationship (other than a relationship arising from the Access Employee’s position with the Company) with the founder of the issuer.

	(iv)	The Access Employee can clearly demonstrate that there are no perceivable conflicts of interest with the Company’s clients.

	(v)	If the issuer of the Private Placement is a public company, the Monitoring Committee will require that the Funds have priority in allocation of the issue.

Examples include:

●
shares, warrants, units, rights/options or similar evidence of ownership of private companies, private partnerships and other issuers where the Access Employee has a close personal or business relationship (other than a relationship arising from the Access Employee’s position with the Company) with the founder or promoter of the issuer; and

● tax shelters, which are generally available on a private placement basis.

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(c)	Blackout Periods

Five-day blackout period: Portfolio Managers and Portfolio Analysts may not trade in a security if their funds or clients have traded  in the same security issuer within the previous five (5) trading days. In other words, if their fund or client account trades in a security today, the Portfolio Manager or Portfolio Analyst cannot trade in the same security issuer for their personal account until the sixth business day after today.

One-day blackout period: The blackout period for Access Employees who are not Portfolio Managers or Portfolio Analysts is  a single trading day from the fund’s previous trade. In other words, if an Access Employee requests approval for a trade in a security for his or her personal account, and a fund is trading in that same security today, the request will be DENIED. The Access Employee may re-enter the pre-clearance request the next business day until approval is obtained.

(d)	Trading Approval Period

(i)
The trading period for approved trades is five (5) business days from the date of approval. The expiry date for an approved trade is not displayed or given on the pre-clearance approval page in the PTA system. The Access Employee must calculate the expiry date from the approval date. For example: if approved on a Monday, then Access Employee has from Monday up to and including the next Monday to execute the trade. The expiry date is the last date on which the Access Employee can trade.

(ii)
If any part of an approved trade was not completed by the end of the trading approval period, and the Access Employee still wishes to complete the remainder of the trade, they must request another pre-clearance approval from the PTA system for the remaining amount.

	(iii)	If the Access Employee wishes to buy or sell more securities than the approved amount, they must request another pre-clearance approval from the PTA system for the additional securities.

Note: Access Employees are cautioned that “good until cancelled” or “limit” orders will result in a violation if pre-clearance approval is not obtained or if the pre-clearance approval expires before trade execution.

Any trading by the Funds within the approval period may cause the GCICL Compliance Department or the Monitoring Committee to revisit the earlier personal trade pre-clearance to confirm that the approval remains appropriate.

(e)
De Minimus and Other Exception Rules – From time to time, the Monitoring Committee may develop de minimus and other exception rules to permit personal trades to proceed where there is no likelihood of the trades being contrary to the best interests of  the Funds.

7.2	Personal Trading Disclosure Procedures

(a)	Broker accounts

Within five (5) days of commencement of employment with the Company, and annually thereafter within 45 days of each calendar year-end, Access Employees and their Associates must provide the GCICL Compliance Department with a:

	i)	list of all brokerage accounts, and

	ii)	current holdings report for each of the brokerage accounts.

Note: Access Employees and their Associates must disclose all their open brokerage accounts they have the ability to execute trades in, regardless whether or not there  is any trading activity in the account.

CODE OF ETHICS AND STANDARDS OF PROFESSIONAL CONDUCT

(b)	Pre-clearance

Access Employees must select one of the following options with respect to the pre-clearance of Section 6.5 security-type trades:

i)
obtain pre-clearance approval from the PTA system before executing a personal security transaction through the broker of their choice. The PTA system may deny a pre-clearance request when GCICL’s clients have trades pending.

	ii)	elect to have a registered Investment Manager provide fully discretionary investment management of the Access Employee’s and their Associates’ assets.

(c)	Setup and activation of new brokerage accounts

i)
Within ten (10) days of the setup or activation of a new brokerage account  for either the Access Employee or  their Associates, they must provide  the GCICL Compliance Department the account details including the name of the broker or financial institution, the accountholder’s name, the account number, the account type and the account setup date.

Note – Failing to notify the GCICL

Compliance Department within the ten (10) day window is a breach of the Code with the consequences as described in Appendix III – Violation Sanctions Guidelines.

ii)
The Compliance Officer/Administrator will send a letter to the Access Employee’s and their Associates’ broker(s) instructing them to deliver duplicate copies of all monthly broker statements and confirmation slips for accounts covered  by this Personal Trading Policy to the GCICL Compliance Department.

iii)
If an Access Employee participates  in any other Company benefits plan  (e.g. deferred plans, employee share option plan, etc.) and are directed to open a brokerage account or the Company opens a brokerage account on their behalf, the account details for these types of brokerage accounts must be disclosed to the GCICL Compliance Department within ten (10) days  of activation.

7.3	Compliance Review Procedures

(a)
Review of reported trades. The GCICL Compliance Department is empowered with the responsibility of enforcing the Personal Trading Policy. It conducts monthly reviews of all Access Employees and their Associates’ personal trading activity to verify compliance with the personal trading policies in this Code.

(b)
Annual audit. The GCICL Compliance Department will also perform a selective audit of Non-Access Employees and their Associates’ personal trading for the previous year prior to January 31 of each year. Non-Access Employees selected for this audit must be prepared to deliver on request a list of all brokerage accounts, current statements and a list of transactions for the previous year. The purpose of conducting a selective audit of the personal trading of Non-Access Employees and their Associates is to look  for trading behaviour that could indicate  that the Access Employee had access to:

	●	confidential client portfolio holdings,

	●	portfolio trading activity,

	●	investment research, or

	●	the ongoing investment programs of the Funds.

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In the event that the audit revealed potential conflicts of interest with our client accounts, Compliance would review the Non-Access Employee’s responsibilities with their manager  to determine whether the Employee’s Non-Access Code classification continues to be valid.

(c)
Confidentiality of information. All information received by the GCICL Compliance Department will be kept confidential and will only be disclosed as required to administer this Code or as required by securities regulators or other legal authorities. Both the GCICL Compliance Department and the Access Employee and their Associates are required to keep details of personal trading approval requests confidential (whether the trades are approved or denied), subject to any legal obligation to report the trade under Canada’s securities legislation.

(d)
Enforcement of the Personal Trading Policy. The GCICL Compliance Department reports quarterly any violations of the personal trading policies, and the action taken by  the Company, to the Board of Governors  of the Dynamic Funds.

7.4	Monitoring Committee

The Board of Directors of GCICL established a Monitoring Committee comprised of senior Compliance and Investment Counsel staff (the “Committee”).

The Committee reviews requests from Access Employees for approval to execute certain trades as required by the Personal Trading Policy or that would otherwise contravene the Personal Trading Policy. (For example: personal trades by Portfolio Managers and Portfolio Analysts in issuers that are also held in their managed accounts, and personal trades in Private Placements, IPOs and secondary offerings must be pre-approved by the Committee.) The Committee reviews all requests with regard to the justification for the request and the potential for conflict of interest with client accounts. At least two members of the Committee are required to approve these requests.

The Committee has the right to review the accounts and trades of Access Employees and their Associates to verify that their personal holdings and trading activities do not conflict with the interests of clients. If the Committee determines that any holding has the potential  to conflict with the interests of clients, they  may require that such holding be disposed of,  or that such holding be temporarily managed  by GCICL, or may take any other step to protect the interests of GCICL’s clients.

The Committee has the authority to waive  the application of this Personal Trading Policy  to any trade or situation where it considers  the application of the Personal Trading Policy  to be unnecessary or inappropriate.

7.5	Report to the Board of Governors

The GCICL Compliance Department will provide a written report, at least quarterly, to the Board of Governors summarizing:

(a)	compliance with the Personal Trading Policy for the period under review;

(b)	violations of the Personal Trading Policy for the period under review;

(c)	sanctions imposed under the Personal Trading Policy during the period under review;

(d)	changes in policies recommended for the Code; and

(e)	any other information requested by the Board of Governors.

7.6	Review of Code

The GCICL Compliance Department reviews  this Code regularly to protect the interests  of our clients and to address current regulatory and professional association requirements.  Each edition of the Code is in force until  replaced by a subsequent edition.

CODE OF ETHICS AND STANDARDS OF PROFESSIONAL CONDUCT

8.

ANNUAL CERTIFICATION OF COMPLIANCE

8.1	Certification by All Employees

Since compliance with this Code is a condition of employment, all Employees are required to read, sign and forward to the GCICL Compliance Department the inserted letter of undertaking  to comply with the Code.

In addition, annually all Employees are required to review the Code and confirm that they will comply with the Company’s trading policies  and procedures.

Please contact the GCICL Compliance Department if there are any questions.

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I.

APPENDIX: CLIENT CONFIDENTIALITY

The Company has a responsibility to its clients  to maintain complete confidentiality, which if broken, could result in a lawsuit, loss of goodwill  or bad press. This confidentiality is a cornerstone to the industry.

Any client requesting details on his or her account should be referred to the Customer Relations Centre. The Customer Relations Centre may then choose to refer the client to his or her broker or dealer representative. In order to answer the client’s questions, Customer Relations Centre personnel must clearly establish that the client is entitled to the information being requested. Procedures include questions such as the client’s name, SIN, account numbers and account registration. When the client has clearly identified himself or herself, account information can then be released.

Account information can be released  by the Customer Relations Centre or Client Administration personnel to a representative  of a broker/dealer who is indicated on a  client’s account.

Release of information to any other individual  is strictly prohibited unless the client has provided written consent.

When a written request for information on the account(s) is received:

1.	The request must come from the client.

2.	If possible, the signature should be matched to the one on file.

3.	If there is a discrepancy, it must be brought to the attention of the Manager of the Customer Relations Centre for resolution.

CODE OF ETHICS AND STANDARDS OF PROFESSIONAL CONDUCT

II.

APPENDIX: CFA INSTITUTE – CODE OF ETHICS
AND STANDARDS OF PROFESSIONAL CONDUCT
(EFFECTIVE JUNE 2010)

Preamble

The CFA Institute Code of Ethics and Standards  of Professional Conduct are fundamental to the values of CFA Institute and essential to achieving its mission to lead the investment profession globally by setting high standards of education, integrity, and professional excellence. High ethical standards are critical to maintaining the public’s trust in financial markets and in the investment profession. Since their creation in the 1960s,  the Code and Standards have promoted the integrity of CFA Institute members and served  as a model for measuring the ethics of investment professionals globally, regardless of job function, cultural differences, or local laws and regulations. All CFA Institute members (including holders of the  Chartered Financial Analyst® [CFA®] designation) and CFA candidates must abide by the Code and Standards and are encouraged to notify their employer of this responsibility. Violations may result in disciplinary sanctions by CFA Institute. Sanctions can include revocation of membership, revocation of candidacy in the CFA Program, and revocation of the right to use the CFA designation.

The Code of Ethics

Members of CFA Institute (including CFA charterholders) and candidates for the CFA designation (“Members and Candidates”) must:

●
Act with integrity, competence, diligence, respect, and in an ethical manner with the public, clients, prospective clients, employers, employees, colleagues in the investment profession, and other participants in the global capital markets.

●	Place the integrity of the investment profession and the interests of clients above their own personal interests.

●
Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities.

●	Practice and encourage others to practice in a professional and ethical manner that will reflect credit on themselves and the profession.

●	Promote the integrity of and uphold the rules governing capital markets.

●	Maintain and improve their professional competence and strive to maintain and improve the competence of other investment professionals.

Standards of Professional Conduct

I.	PROFESSIONALISM

A.
Knowledge of the Law. Members and  Candidates must understand and comply  with all applicable laws, rules, and regulations (including the CFA Institute Code of Ethics and Standards of Professional Conduct) of any government, regulatory organization, licensing agency, or professional association governing their professional activities. In the event of conflict, Members and Candidates must comply with the more strict law, rule,  or regulation. Members and Candidates must not knowingly participate or assist in and must dissociate from any violation of such laws, rules, or regulations.

B.
Independence and Objectivity. Members and Candidates must use reasonable care and judgment to achieve and maintain independence and objectivity in their professional activities. Members and Candidates must not offer, solicit,  or accept any gift, benefit, compensation, or consideration that reasonably could be expected to compromise their own  or another’s independence and objectivity.

C.	Misrepresentation. Members and Candidates must not knowingly make any misrepresentations relating to investment analysis, recommendations, actions, or other professional activities.

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D.
Misconduct. Members and Candidates must not engage in any professional conduct involving dishonesty, fraud, or deceit or commit any act that reflects adversely on their professional reputation, integrity, or competence.

II.	INTEGRITY OF CAPITAL MARKETS

A.	Material Non-public Information. Members and Candidates who possess material non-public information that could affect the value of an investment must not act or cause others to act on the information.

B.	Market Manipulation. Members and Candidates must not engage in practices that distort prices or artificially inflate trading volume with the intent to mislead market participants.

III.	DUTIES TO CLIENTS

A.
Loyalty, Prudence, and Care. Members and Candidates have a duty of loyalty to their clients and must act with reasonable care  and exercise prudent judgment. Members  and Candidates must act for the benefit of their clients and place their clients’ interests before their employer’s or their own interests.

B.
Fair Dealing. Members and Candidates must deal fairly and objectively with all clients when providing investment analysis, making investment recommendations, taking investment action, or engaging in other professional activities.

C.	Suitability.

	1.	When Members and Candidates are in an advisory relationship with a client, they must:

a.
Make a reasonable inquiry into a client’s or prospective clients’ investment experience, risk and return objectives, and financial constraints prior to making any investment recommendation or taking investment action and must reassess and update this information regularly.

b.
Determine that an investment is suitable to the client’s financial situation and consistent with  the client’s written objectives, mandates, and constraints before making an investment recommendation or taking investment action.

		c.	Judge the suitability of investments in the context of the client’s total portfolio.

2.
When Members and Candidates are responsible for managing a portfolio to a specific mandate, strategy, or style, they must only make investment recommendations or take only investment actions that are consistent with the stated objectives and constraints of the portfolio.

D.	Performance Presentation. When communicating investment performance information, Members or Candidates must make reasonable efforts to ensure that it is fair, accurate, and complete.

E.	Preservation of Confidentiality. Members and Candidates must keep information about current, former, and prospective clients confidential unless:

	1.	The information concerns illegal activities on the part of the client or prospective client,

	2.	Disclosure is required by law, or

	3.	The client or prospective client permits disclosure of the information.

IV.	DUTIES TO EMPLOYERS

A.
Loyalty. In matters related to their employment, Members and Candidates must act for the benefit of their employer and not deprive their employer of the advantage of their skills and abilities, divulge confidential information, or otherwise cause harm to their employer.

B.
Additional Compensation Arrangements. Members and Candidates must not accept gifts, benefits, compensation, or consideration that competes with, or might reasonably be expected to create a conflict of interest with their employer’s interest unless they obtain written consent from all parties involved.

CODE OF ETHICS AND STANDARDS OF PROFESSIONAL CONDUCT

C.
Responsibilities of Supervisors. Members  and Candidates must make reasonable efforts  to detect and prevent violations of applicable laws, rules, regulations, and the Code and Standards by anyone subject to their supervision or authority.

V.	INVESTMENT ANALYSIS, RECOMMENDATIONS, AND ACTIONS

A.	Diligence and Reasonable Basis. Members and Candidates must:

	1.	Exercise diligence, independence, and thoroughness in analyzing investments, making investment recommendations, and taking investment actions.

	2.	Have a reasonable and adequate basis, supported by appropriate research and investigation, for any investment analysis, recommendation, or action.

B.	Communication with Clients and Prospective Clients.

Members and Candidates must:

1.
Disclose to clients and prospective clients the basic format and general principles of the investment processes they use to analyze investments, select securities, and construct portfolios and must promptly disclose any changes that might materially affect those processes.

2.
Use reasonable judgment in identifying which factors are important to their investment analyses, recommendations, or actions and include those factors in communications with clients and prospective clients.

	3.	Distinguish between fact and opinion in the presentation of investment analysis and recommendations.

C.
Record Retention. Members and Candidates must develop and maintain appropriate records to support their investment analyses, recommendations, actions, and other investment-related communications with clients and prospective clients.

VI.	CONFLICTS OF INTEREST

A.
Disclosure of Conflicts. Members and  Candidates must make full and fair disclosure  of all matters that could reasonably be expected to impair their independence and objectivity or interfere with respective duties to their clients, prospective clients, and employer. Members and Candidates must ensure that such disclosures are prominent,  are delivered in plain language, and communicate the relevant information effectively.

B.	Priority of Transactions. Investment transactions for clients and employers must have priority over investment transactions in which a Member or Candidate is the beneficial owner.

C.
Referral Fees. Members and Candidates must disclose to their employer, clients, and prospective clients, as appropriate, any compensation, consideration, or benefit received from, or paid to others for the recommendation of products or services.

VII.	RESPONSIBILITIES AS A CFA INSTITUTE MEMBER OR CFA CANDIDATE

A.
Conduct as Members and Candidates in the CFA Program. Members and Candidates must not engage in any conduct that compromises the reputation or integrity of CFA Institute or the CFA designation or the integrity, validity, or security of the CFA examinations.

B.
Reference to CFA Institute, the CFA designation, and the CFA Program. When referring to CFA Institute, CFA Institute membership, the CFA designation, or candidacy in the CFA Program, Members and Candidates must not misrepresent or exaggerate the meaning or implications of membership in CFA Institute, holding the CFA designation, or candidacy in the CFA Program.

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III.

APPENDIX: CODE OF ETHICS PERSONAL TRADING
POLICY VIOLATION SANCTIONS GUIDELINES

Section 2.4 refers to sanctions that may be applied in the event that an Access Employee and/or their Associate breaches the Code. The following provides examples of the more common violations and the corresponding sanctions.

CONSEQUENCES OF VIOLATION

If an Access Employee violates the Code of Ethics Personal Trading Policy, the GCICL Compliance Department will discuss the incident with the Access Employee, taking into consideration any mitigating circumstances. Any sanctions applied will vary depending on the severity of the violation.

VIOLATION CLASSIFICATIONS

Violations are classified as Minor or Material. The following table lists the more common violations and their classifications. It is not a complete list of all the possible violations.

Violation Description	Classification
Personal trading by an Access Employee and/or their Associate after the five (5) day pre-clearance approval period has expired.	Minor
Personal trading by an Access Employee and/or their Associate in non-exempt Section 6.5 security types without obtaining pre-clearance approval first.	Material
Participating in a Private Placement by an Access Employee and/or their Associate without obtaining approval from the Monitoring Committee first.	Material
Participating in an Initial Public Offering (IPO) or a secondary offering by an Access Employee and/or their Associate without obtaining approval from the Monitoring Committee first.	Material
Personal trading by an Access Employee and/or their Associate within the 30-calendar-day short-term trading period.	Material
Failure to notify the GCICL Compliance Department of the existence of a brokerage account either for the Access Employee or their Associate.	Material
Failure to notify the GCICL Compliance Department when ● an Employee’s position is reclassified to Access, or ● an Employee transfers to an Access position.	Material

Violation Guidelines

The table on the next page lists descriptions of actions that GCICL Compliance may take if an Access Employee and/or their Associate violates the Code of Ethics Personal Trading Policy.

CODE OF ETHICS AND STANDARDS OF PROFESSIONAL CONDUCT

Level	Violation Classification	Action
1	Minor Offence	The Compliance Officer/Administrator will:

		●	discuss the circumstance with the Access Employee and document their response in a violation memo,
		●	send the Access Employee a violation memo that will serve as a warning, and
		●	retain a copy of the violation memo in GCICL Compliance’s confidential and secure files.
2	Repeat Minor Offences Three minor violations within a 12-month calendar period.	The same actions as noted for Level 1 with the following additions:

		●	the Access Employee and their Manager will sign an acknowledgement of the violations, and
		●	the Access Employee may be required to attend refresher training on the Code of Ethics Personal Trading Policy.
3	Material Violation	The same actions as noted for Level 2 with the following additions:

		●	the Access Employee may be required to reverse the applicable trade(s) and contribute any profits to the Charitable Giving Fund, and
		●	the Access Employee’s and their Associate’s personal trading privileges may be suspended for a period of time.
4	Repeat Material Offences Three material violations within a 12-month calendar period.	The same actions as in Level 3 with the following additions:

		●	the Chief Compliance Officer will meet with the Access Employee and their Manager to discuss the violations and sanctions,
		●	GCICL Compliance will send a copy of the violation memo to Human Resources for inclusion in the Access Employee’s personnel file, and
		●	the nature of the violations may warrant revision of the Access Employee’s responsibilities or dismissal.
5	Fraudulent Activity For example: systematic front running, insider trading or other evidence of fraud.	The same actions as in Level 4 with the following addition:

		●	the Chief Compliance Officer will review the violation(s) and recommend sanctions up to and including dismissal.

Authority

The Chief Compliance Officer has the authority to use discretion and apply appropriate sanctions.

The Chief Compliance Officer reserves the right to:

●	revoke personal trading privileges,
●	require a revision of an Employee’s responsibilities, or
●	require immediate dismissal of an Employee.

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IV.

APPENDIX: GCICL COMPLIANCE DEPARTMENT

Code of Ethics Team

Marlowe Hanlen, Compliance Officer, Code of Ethics

Michael Papadopoulos, Compliance Administrator, Operations Any questions relating to the:

●	Code of Ethics and Personal Trading Policy, and
●	Personal Trading Assistant system (PTA)

must be sent to email address: ComplianceCOETeam@dynamic.ca

Other Areas of the GCICL Compliance Department

Bruno Carchidi, Senior Vice President, Compliance, and Chief Compliance Officer

Jeff Cairns, Vice President, Compliance & Administration, Investment Counsel

Nicholas Curry, Manager, Compliance, Investment Counsel

Esra Adamo, Compliance Officer, Investment Counsel

Sandra Kidd, Director, Compliance, Operations

Kimberley Devey, Compliance Officer, Sales Practices

Milind Shah, Compliance Associate, Sales Practices

Judy Tang, Compliance Officer, Operations

Monitoring Committee Members
Bruno Carchidi
Jeff Cairns
Debra Stockla
Nicholas Curry
Esra Adamo

HEAD OFFICE

Dundee Place 1 Adelaide St. E., Ste. 2900 Toronto, ON M5C 2V9 Toll free: 1-866-977-0477 Tel: 416-363-5621